UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 6, 2025
Date of Report (Date of earliest event reported)
________________________________________________________
Axon Enterprise, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16391	86-0741227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
17800 N. 85th St.
Scottsdale, Arizona 85255
(Address of principal executive offices, including zip code)
(480) 991-0797
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value	AXON	The NASDAQ Stock Market LLC
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities
The information set forth under Item 8.01 below with respect to the shares of common stock to be issued pursuant to the Exchange Agreements (as defined herein) is incorporated into this Item 3.02 by reference, insofar as it relates to the unregistered sales of equity securities.
Item 8.01 Other Events
On March 6, 2025, Axon Enterprise, Inc. (the “Company”) entered into separate, privately negotiated agreements (the “Exchange Agreements”) with certain holders (the “Holders”) of the Company’s 0.50% convertible senior notes due 2027 (the “Notes”). Pursuant to these Exchange Agreements, the Company and the Holders have agreed, subject to customary closing conditions, to exchange approximately $407.5 million aggregate principal amount of the Notes for exchange consideration consisting of cash and shares of its common stock that will be determined over an averaging period commencing on March 7, 2025. Assuming the per share volume-weighted average price of the common stock during each day of the averaging period is $499.31 (the closing price of the common stock on March 6, 2025), the Company expects to issue an aggregate of approximately 1.0 million shares of common stock upon consummation of the exchanges. The cash portion of the exchange consideration will include cash for the aggregate principal amount of the Notes being exchanged and cash in lieu of any fractional shares of common stock, as well as a cash payment for accrued and unpaid interest on the Notes being exchanged. Following the closing of the exchanges, which is expected to occur on or about March 13, 2025, the Company would have approximately $282.5 million aggregate principal amount of Notes outstanding.
In connection with these exchanges, the Company expects the various exchange agreement counterparties who have hedged their equity price risk with respect to the Notes being exchanged (the “hedged holders”) will unwind all or part of their hedge positions by purchasing the Company’s common stock and/or entering into or unwinding various derivative transactions with respect to the Company’s common stock. The amount of the Company’s common stock to be purchased by the hedged holders or the notional number of shares of the Company’s common stock underlying such derivative transactions may be substantial in relation to the historic average daily trading volume of the Company’s common stock. This activity by the hedged holders could increase (or reduce the size of any decrease in) the market price of the Company’s common stock. The Company cannot predict the magnitude of such market activity or the overall effect it will have on the price of its common stock.
The issuance of the shares of the Company’s common stock to the Holders pursuant to the Exchange Agreements will be made pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereof. The Company is relying, in part, upon representations from each Holder that, among other things, it and any account for which it is acting, is (i) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3), (7) or (9) under the Securities Act and (ii) a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act.
The shares of the Company’s common stock to be issued in the exchanges have not been registered under the Securities Act or the securities laws of any U.S. state securities or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and such other jurisdictions. This Current Report on Form 8-K does not constitute an offer to buy or sell or the solicitation of an offer to sell or buy Notes or shares of the Company’s common stock in any jurisdiction in which such an offer, purchase or sale would be unlawful.
On March 7, 2025, the Company issued a press release announcing the transactions described herein. A copy of this press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d)Exhibits

Exhibit Number	Exhibit Description
99.1	Press release dated March 7, 2025

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2025	Axon Enterprise, Inc.

	By:	/s/ BRITTANY BAGLEY
Brittany Bagley Chief Operating Officer and Chief Financial Officer